EXHIBIT 23.2





                    Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to Form S-3 Registration Statement of our reports dated February 14, 1996 and February 6, 1995 (except with respect to the matter discussed in Note 6, as to which the date is March 2, 1995) on the consolidated financial statements of CBI Industries, Inc. and subsidiaries for the years ended December 31, 1995 and 1994, respectively, which were included in the Current Reports of Praxair, Inc. on Form 8-K filed March 1, 1996 and January 16, 1996, respectively, and to all references to our Firm included in this registration statement.


Arthur Andersen LLP


Chicago, Illinois
February 6, 1997